Exhibit 3.61

STATE OF NEVADA
OFFICE OF THE
SECRETARY OF STATE

Articles of Organization

Limited-Liability Company

(Pursuant to NRS 86)

1.	Name of Limited-Liability Company: Clearwire Hawaii Partners Spectrum, LLC.

2.	Resident Agent Name and Street Address: CSC Services of Nevada, Inc.

502 East John Street, Carson City, Nevada 89706.

3.	Dissolution Date (Optional):

4.	Management: Company shall be managed by Members.

5.	Names Addresses of Manager(s) or Members:

Clearwire Hawaii Partners LLC

5808 Lake Washington Boulevard NE, Suite 300

Kirkland, WA 98033

6.	Names, Addresses and Signatures of Organizers:

Jason Mills	/s/ Jason Mills

1501 4th Avenue, Suite 2600

Seattle, WA 98101-1688

7.	Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named limited-liability company.

CSC Services of Nevada, Inc.

By:	/s/

Authorized Signature of R.A. or on Behalf of R.A. Company